Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111 Ed Merritt Vice President Corporate Finance, Treasurer (651) 787-1068
February 6, 2020

DELUXE REPORTS FOURTH QUARTER 2019 RESULTS AND RECORD FULL YEAR REVENUE

•	Record full year revenue exceeds $2 billion for first time in company history

•	Signed three of the top ten largest deals in the past decade

•	Cash provided by operating activities exceeds high-end of management guidance

•	Executive Leadership Team now fully in place

•	“New Deluxe” business transformation delivering results

St. Paul, Minn. – February 6, 2020 – Deluxe Corporation (NYSE: DLX) today reported operating results for its fourth quarter and full year ended December 31, 2019. Revenue for the year increased to $2.009 billion. This is the first year in the Company’s 105-year history that revenue exceeded $2 billion. GAAP Diluted Loss per Share for the year was $4.65 and included asset impairment charges of $391.0 million in the third quarter. Adjusted Diluted Earnings per Share (EPS) for the year was $6.82, within the outlook range.

	4th Quarter 2019	4th Quarter 2018	% Change
Revenue	$522.1 million	$524.7 million	(0.5%)
Net Income	$44.8 million	$57.2 million	(21.7%)
Adjusted EBITDA(1)	$130.3 million	$134.0 million	(2.8%)
Diluted EPS– GAAP	$1.06	$1.25	(15.2%)
Adjusted Diluted EPS(1)	$1.94	$1.88	3.2%
(1) Note that this presentation of Adjusted EBITDA and Adjusted Diluted EPS differs from the amounts reported in the prior year as management determined that excluding additional items when calculating these non-GAAP measures would be helpful to investors in analyzing the Company’s results. Reconciliations of Adjusted EBITDA and Adjusted Diluted EPS, as well as the other non-GAAP measures discussed, are provided later in this release.

“We delivered record full year revenue while at the same time continuing to execute our significant business transformation,” said Barry McCarthy, President & CEO of Deluxe. “Early in 2019, we shared our strategy to transform into the ‘New Deluxe’, a trusted, business technology company. Our vision for the company is that it will operate as an organization with one team, united to drive greater performance and create shareholder value. During the year, we made substantial progress evolving our business and further expanding our fintech capabilities: we onboarded a new executive leadership team; announced new technologies for CRM, HR, ERP and data management; reduced our real estate footprint; and flattened our organization for faster decision-making and increased operating efficiencies.”

McCarthy added, “Our new go-to-market strategy is delivering results. During the fourth quarter, we signed three of the top ten largest deals in the past decade, setting us up for what we believe will be a year of full year revenue growth in 2020, without acquisitions. This growth is something we have not delivered in nearly a decade. Looking ahead, we changed our capital allocation strategy and are now investing more into our business in the near-term which we believe delivers a strong return on investment. While this will impact short-term profitability this year, we believe we have established the strategic foundation needed to profitably grow our business. We look forward to sharing greater details of our strategy and introducing you to our new leadership team at our Analyst Day on February 25, 2020 in New York.”

Fourth Quarter 2019 Highlights

•	Revenue was slightly lower than last year, as strong performance in the data-driven marketing business was offset by the continuing decline in checks and forms.

•	Marketing solutions and other services (MOS) revenue was 45.9% of total revenue which was a new all-time high. Checks accounted for 36.9% and forms and accessories accounted for 17.2%.

•	Net income decreased $12.4 million, driven primarily by $18.4 million of additional costs from previously disclosed investments in the Company’s business transformation.

•	Adjusted EBITDA decreased $3.7 million from the prior year, declining primarily from revenue mix changes.

•
Cash provided by operating activities for 2019 was $286.7 million, a decrease of $52.6 million from 2018, driven by higher spending on business transformation, certain legal-related payments earlier in the year and revenue mix changes.

•	At the end of the fourth quarter, the Company had $883.5 million of total debt outstanding under its revolving credit facility, down from $910.0 million at the beginning of 2019.

2020 Outlook

•	Full year revenue is expected to grow without acquisitions for the first time in nearly a decade.

•	The Company will increase operating expenses to implement the three new deals referred to earlier.

•
Adjusted EBITDA below is expected to decline from 2019 primarily from revenue mix changes in webhosting and data-driven marketing, from the secular declines in check and from check related contract renewals. Additionally, management is making incremental expenditures in 2020 in cost of revenue and selling, general and administrative expenses to drive revenue growth.

•	The expected adjusted EBITDA decline is higher in the first quarter and then expected to return to the longer-term target range, beginning in the second quarter.

•	Management affirms 2023 outlook for revenue to be approximately $2.3 billion and adjusted EBITDA margins to be in the low-to mid-20 percent range.

First Quarter 2020:	Current Outlook (2/6/2020)
Revenue	$490 million to $505 million
Adjusted EBITDA	$85 million to $95 million
Adjusted Diluted EPS	$1.15 to $1.25
Depreciation and Amortization	approximately $15 million
Tax Rate	approximately 25%

Full Year 2020:	Current Outlook (2/6/2020)
Revenue	$2.000 billion to $2.040 billion
Adjusted EBITDA	$410 million to $435 million
Adjusted Diluted EPS	$5.50 to $5.95
Depreciation and Amortization	approximately $66 million
Capital Expenditures	approximately $70 million
Tax Rate	approximately 25%

Earnings Call Information
A live conference call will be held today at 4:30 p.m. ET (3:30 p.m. CT) to review the financial results. Listeners can access the call by dialing (615) 247-0252 (access code 3053868). A presentation also will be available via a webcast on the investor relations website. Alternatively, an audio replay of the call will be available on the investor relations website or by calling (404) 537-3406 (access code 3053868).

Upcoming Management Events/Presentations

•	February 10−12 - DX2020 - Deluxe client event, Phoenix, AZ

•	February 24 - Management will ring the closing bell at the NYSE, New York

•	February 25 - Deluxe Analyst Day, New York

•	March 12 - Susquehanna Ninth Annual Technology Conference, New York

About Deluxe Corporation
Deluxe is a Trusted Business TechnologyTM company for enterprises, small businesses and financial institutions offering a range of solutions to help customers manage and grow their businesses. Approximately 4.5 million small business customers access a wide range of products and services from Deluxe, including incorporation services, logo design, website development and hosting, email marketing, social media, search engine optimization and payroll services, along with customized checks and forms. For over 4,000 financial institution customers, Deluxe offers industry-leading programs in data analytics, customer acquisition and treasury management, fraud prevention and profitability solutions, as well as checks. Deluxe is also a leading provider of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning Deluxe, “the Company’s” or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current intentions or beliefs and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the Company’s ability to execute its transformational strategy and to realize the intended benefits; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s checks, check-related products and services and business forms; risks that the Company’s strategies intended to drive sustained revenue and earnings growth, despite the continuing decline in checks and forms, are delayed or unsuccessful; intense competition in all of our businesses; the impact that a deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross profit; the risk that pending and future acquisitions will not be consummated within the expected time periods or at all; risks that the Company’s acquisitions do not produce the anticipated results or synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by one or more of the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web services and financial technology and treasury management solutions; the failure of such products and services to deliver the expected revenues and other financial targets; risks related to security breaches, computer malware or other cyber-attacks; risks of interruptions to the Company’s website operations or information technology systems; risks of unfavorable outcomes and the costs to defend litigation and other disputes; and the impact of governmental laws and regulations. The Company’s forward-looking statements speak only as of the time made, and management assumes no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2018 and the Company's Form 10-Q for the quarter ended September 30, 2019.

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS)
(in millions, except per share amounts)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Product revenue	$365.3	$375.7	$1,409.1	$1,451.8
Service revenue	156.8	149.0	599.6	546.2
Total revenue	522.1	524.7	2,008.7	1,998.0
Cost of products	(140.7)	(147.0)	(539.5)	(547.6)
Cost of services	(74.6)	(68.2)	(281.6)	(244.1)
Total cost of revenue	(215.3)	(215.2)	(821.1)	(791.7)
Gross profit	306.8	309.5	1,187.6	1,206.3
Selling, general and administrative expense	(217.7)	(224.7)	(883.5)	(854.1)
Restructuring and integration expense	(22.2)	(6.8)	(71.2)	(19.7)
Asset impairment charges	—	—	(391.0)	(101.3)
Operating income (loss)	66.9	78.0	(158.1)	231.2
Interest expense	(7.4)	(8.2)	(34.7)	(27.1)
Other income	1.1	2.5	7.2	8.5
Income (loss) before income taxes	60.6	72.3	(185.6)	212.6
Income tax provision	(15.8)	(15.1)	(14.3)	(63.0)
Net income (loss)	$44.8	$57.2	($199.9)	$149.6
Weighted average dilutive shares outstanding	42.3	45.5	43.0	47.0
Diluted earnings (loss) per share	$1.06	$1.25	($4.65)	$3.16
Adjusted diluted earnings per share	1.94	1.88	6.82	6.88
Capital expenditures	16.9	19.7	66.6	62.2
Depreciation and amortization expense	30.6	34.2	126.0	131.1
EBITDA	98.6	114.7	(24.9)	370.8
Adjusted EBITDA	130.3	134.0	480.9	509.3

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars and shares in millions)
(Unaudited)

	December 31, 2019(1)	December 31, 2018
Cash and cash equivalents	$73.6	$59.7
Other current assets	398.6	390.4
Property, plant & equipment-net	96.5	90.3
Operating lease assets	44.4	—
Intangibles-net	276.1	360.0
Goodwill	804.5	1,160.6
Other non-current assets	249.6	244.1
Total assets	$1,943.3	$2,305.1

Total current liabilities	$407.9	$392.0
Long-term debt	883.5	911.1
Non-current operating lease liabilities	33.6	—
Deferred income taxes	14.9	46.7
Other non-current liabilities	32.5	39.9
Shareholders' equity	570.9	915.4
Total liabilities and shareholders' equity	$1,943.3	$2,305.1
Shares outstanding	42.1	44.6
Number of employees	6,352	6,701

(1) Effective January 1, 2019, the Company adopted Accounting Standards Update (ASU) No. 2016-02, Leasing, and related amendments. Adoption of these standards resulted in an increase in total assets of $49.8 million, an increase in total liabilities of $50.1 million and a decrease in shareholders' equity of $0.3 million as of January 1, 2019. Prior periods were not restated. Adoption of these standards did not have a significant impact on the Company’s consolidated statements of income (loss) or the consolidated statement of cash flows.

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Year Ended December 31,
	2019	2018
Cash provided (used) by:
Operating activities:
Net (loss) income	($199.9)	$149.6
Depreciation and amortization of intangibles	126.0	131.1
Asset impairment charges	391.0	101.3
Prepaid product discount payments	(25.6)	(23.8)
Other	(4.8)	(18.9)
Total operating activities	286.7	339.3
Investing activities:
Purchases of capital assets	(66.6)	(62.2)
Payments for acquisitions	(11.6)	(214.3)
Other	2.4	1.1
Total investing activities	(75.8)	(275.4)
Financing activities:
Net change in debt	(26.5)	201.2
Dividends	(51.7)	(56.7)
Share repurchases	(118.5)	(200.0)
Shares issued under employee plans	3.2	7.5
Net change in customer funds obligations	12.6	20.3
Other	(5.9)	(12.1)
Total financing activities	(186.8)	(39.8)
Effect of exchange rate change on cash, cash equivalents, restricted cash and restricted cash equivalents	5.4	(7.6)
Net change in cash, cash equivalents, restricted cash and restricted cash equivalents	29.5	16.5
Cash, cash equivalents, restricted cash and restricted cash equivalents, beginning of year	145.3	128.8
Cash, cash equivalents, restricted cash and restricted cash equivalents, end of year	$174.8	$145.3
Free cash flow	$220.1	$277.1

DELUXE CORPORATION
SEGMENT INFORMATION
(in millions)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue:
Small Business Services	$324.0	$334.0	$1,255.8	$1,283.6
Financial Services	168.4	160.2	633.5	587.0
Direct Checks	29.7	30.5	119.4	127.4
Total	$522.1	$524.7	$2,008.7	$1,998.0
Operating income (loss):
Small Business Services	$39.6	$47.5	($124.2)	$119.8
Financial Services	18.6	20.4	(67.5)	69.9
Direct Checks	8.7	10.1	33.6	41.5
Total	$66.9	$78.0	($158.1)	$231.2
Operating margin:
Small Business Services	12.2%	14.2%	(9.9%)	9.3%
Financial Services	11.0%	12.7%	(10.7%)	11.9%
Direct Checks	29.3%	33.1%	28.1%	32.6%
Total	12.8%	14.9%	(7.9%)	11.6%

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

DELUXE CORPORATION
ADJUSTED SEGMENT OPERATING INCOME
(in millions)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Adjusted operating income:
Small Business Services	$64.4	$68.7	$241.2	$264.9
Financial Services	39.7	39.0	137.1	139.5
Direct Checks	11.0	10.7	40.1	43.4
Total	$115.1	$118.4	$418.4	$447.8
Adjusted operating margin:
Small Business Services	19.9%	20.6%	19.2%	20.6%
Financial Services	23.6%	24.3%	21.6%	23.8%
Direct Checks	37.0%	35.1%	33.6%	34.1%
Total	22.0%	22.6%	20.8%	22.4%

DELUXE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(in millions)
(Unaudited)

Note that the Company has not reconciled adjusted EBITDA or adjusted diluted EPS outlook guidance for the first quarter or full year 2020 to the directly comparable GAAP financial measure because the Company does not provide outlook guidance for net income or GAAP diluted EPS or the reconciling items between net income, adjusted EBITDA and GAAP diluted EPS. Because of the substantial uncertainty and variability surrounding certain of these forward-looking reconciling items, including asset impairment charges, restructuring, integration and other costs, and certain legal-related expenses, a reconciliation of the non-GAAP financial measure outlook guidance to the corresponding GAAP measure is not available without unreasonable effort. The probable significance of certain of these items is high and, based on historical experience, could be material.

EBITDA AND ADJUSTED EBITDA

Management discloses EBITDA and Adjusted EBITDA because it believes they are useful in evaluating our operating performance compared to that of other companies, as the calculation eliminates the effect of interest expense, income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items, as presented below, that may vary for companies for reasons unrelated to overall operating performance. Management believes that measures of operating performance that exclude these impacts are helpful in analyzing the Company’s results. In addition, management utilizes Adjusted EBITDA to assess the operating results and performance of the business, to perform analytical comparisons and to identify strategies to improve performance. Management also believes that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of the business. Management does not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. Management does not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, management believes that EBITDA and Adjusted EBITDA are useful performance measures that should be considered in addition to GAAP performance measures. Note that management’s calculation of Adjusted EBITDA differs from the amount reported in the prior year as it determined that excluding additional items when calculating this non-GAAP financial measure would improve comparability between periods and to other companies.

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income (loss)	$44.8	$57.2	($199.9)	$149.6
Interest expense	7.4	8.2	34.7	27.1
Income tax provision	15.8	15.1	14.3	63.0
Depreciation and amortization expense	30.6	34.2	126.0	131.1
EBITDA	98.6	114.7	(24.9)	370.8
Asset impairment charges	—	—	391.0	101.3
Restructuring, integration and other costs	25.8	7.4	79.5	21.2
CEO transition costs	0.9	3.1	9.4	7.2
Share-based compensation expense	5.1	3.3	19.2	11.7
Acquisition transaction costs	—	0.6	0.2	1.7
Certain legal-related expense	—	7.7	6.4	10.5
(Gain) loss on sales of businesses and customer lists	(0.1)	(2.8)	0.1	(15.6)
Loss on debt retirement	—	—	—	0.5
Adjusted EBITDA	$130.3	$134.0	$480.9	$509.3

DELUXE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (continued)
(in millions)
(Unaudited)

ADJUSTED DILUTED EPS

Management believes that Adjusted Diluted EPS provides useful comparable information for investors by excluding the impact of items that may not be indicative of ongoing operations. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly. Management does not consider Adjusted Diluted EPS to be a substitute for GAAP performance measures, but believes that it is a useful performance measure that should be considered in addition to GAAP performance measures. Note that the presentation of Adjusted Diluted EPS differs from the amounts reported in the prior year as management determined that excluding additional items, such as acquisition amortization, share-based compensation expense, certain legal-related expense and gain on sales of businesses and customer lists, when calculating this non-GAAP financial measure would be helpful in analyzing the Company’s results.

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income (loss)	$44.8	$57.2	($199.9)	$149.6
Asset impairment charges	—	—	391.0	101.3
Acquisition amortization	16.5	21.1	70.7	78.6
Restructuring, integration and other costs	25.8	7.4	79.5	21.2
CEO transition costs	0.9	3.1	9.4	7.2
Share-based compensation expense	5.1	3.3	19.2	11.7
Acquisition transaction costs	—	0.6	0.2	1.7
Certain legal-related expense	—	7.7	6.4	10.5
(Gain) loss on sales of businesses and customer lists	(0.1)	(2.8)	0.1	(15.6)
Loss on debt retirement	—	—	—	0.5
Adjustments, pre-tax	48.2	40.4	576.5	217.1
Income tax provision impact of pre-tax adjustments(1)	(10.6)	(10.8)	(81.9)	(39.8)
Impact of federal tax reform	—	(0.6)	—	(1.7)
Adjustments, net of tax	37.6	29.0	494.6	175.6
Adjusted net income	$82.4	$86.2	$294.7	$325.2

GAAP Diluted EPS	$1.06	$1.25	($4.65)	$3.16
Adjustments, net of tax	0.88	0.63	11.47	3.72
Adjusted Diluted EPS	$1.94	$1.88	$6.82	$6.88

(1) The tax effect of the pretax adjustments considers the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact that approximates the U.S. effective tax rate for each adjustment. However, the tax impact of certain adjustments, such as asset impairment charges, share-based compensation expense and CEO transition costs, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable effective tax rate(s) in those jurisdictions.

DELUXE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (continued)
(in millions)
(Unaudited)

FREE CASH FLOW

Management believes that free cash flow is an important indicator of cash available for debt service and for shareholders, after making capital investments to maintain or expand the Company’s asset base. Free cash flow is limited and not all of the Company’s free cash flow is available for discretionary spending, as the Company may have mandatory debt payments and other cash requirements that must be deducted from its cash available for future use. Free cash flow is not a substitute for GAAP liquidity measures. Instead, management believes that this measurement provides an additional metric to compare cash generated by operations on a consistent basis and to provide insight into the cash flow available to fund items such as share repurchases, dividends, mandatory and discretionary debt reduction and acquisitions or other strategic investments.

	Year Ended December 31,
	2019	2018
Net cash provided by operating activities	$286.7	$339.3
Purchases of capital assets	(66.6)	(62.2)
Free cash flow	$220.1	$277.1

ADJUSTED SEGMENT OPERATING INCOME

Management believes that adjusted segment operating income provides useful comparable information for investors by excluding the impact of certain items that may not be indicative of ongoing operations and that may vary for reasons unrelated to overall operating performance. During the first quarter of 2019, management determined that excluding additional items when calculating adjusted operating income would be helpful in analyzing the Company’s results. As such, adjusted operating income by segment reported in the prior year has been revised. The excluded items include asset impairment charges; acquisition amortization; restructuring, integration and other costs; CEO transition costs; share-based compensation expense; acquisition transaction costs; certain legal-related expense and gain or loss on sales of businesses and customer lists. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company’s ongoing operations. Segment adjusted operating income is not intended as an alternative to results reported in accordance with GAAP. Instead, management believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Reported operating income (loss)	$66.9	$78.0	($158.1)	$231.2
Excluded items:
Small Business Services	24.8	21.2	365.4	145.1
Financial Services	21.1	18.6	204.6	69.6
Direct Checks	2.3	0.6	6.5	1.9
Total excluded items	48.2	40.4	576.5	216.6
Adjusted operating income	$115.1	$118.4	$418.4	$447.8

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